Exhibit 21.1
List of Direct and Indirect Subsidiaries of Pyramid Hotels & Resorts, Inc.
Pyramid Hotels & Resorts, L.P., a Delaware limited partnership
Pyramid TRS Holdings, Inc., a Delaware corporation
Pyramid Initial Limited Partner, LLC, a Delaware limited partnership